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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File No. 333-46019-2
                        -------------------------------

  Headlands Mortgage Securities Inc. (as Sponsor of the Headlands Pass-Through
                          Certificates, Series 1998-2)

                       Headlands Mortgage Securities Inc.
                    (Exact name as specified in its charter)


                    1100 Larkspur Landing Circle, Suite 101
                              Larkspur, CA  94939
                                 (415) 461-6790
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive office)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:



       Rule 12g-4(a)(1)(i)     [ ]   Rule 12h-3(b)(1)(ii)    [ ]
       Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(ii)    [ ]
       Rule 12g-4(a)(2)(ii)    [ ]   Rule 15d-6              [ ]
       Rule 12h-3(b)(1)(i)     [X]


     Approximate number of holders of record as of the certification or notice date:

                                   Eight (8)

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Headlands Mortgage Securities Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  June 15, 1999          HEADLANDS MORTGAGE SECURITIES INC.



                               By:  /s/ Gilbert J. MacQuarrie
                                   --------------------------------
                               Name:  Gilbert J. MacQuarrie
                               Title: Vice President, Treasurer and Secretary